Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form S-3 of our reports dated March 3, 2010 on our audit of the financial statements of MELA Sciences, Inc. (formerly known as Electro-Optical Sciences, Inc. (the “Company”)) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and our audit of the Company’s internal control over financial reporting as of December 31, 2009 included in the Company’s annual report on Form 10-K. We also consent to the reference to our firm under the heading “Experts”.
/s/ Eisner, LLP
New York, New York
May 26, 2010